EXHIBIT 11.1

                        COMPUTATION OF PER SHARE EARNINGS


                                                                2001                  2000                  1999
                                                                ----                  ----                  ----
Net Earnings                                            $       389,075      $       749,664       $       950,902
Dividends Paid                                                 (635,737)            (585,925)             (554,346)
                                                               ---------            ---------             ---------
                                                        $     (246,662)      $       163,739       $       396,556
Weighted Average Shares Outstanding                             81,415                74,492                70,101
Earnings Per Share of Common Stock                      $        (3.30)      $          2.20       $          5.66